Exhibit No. 12.

Questar Pipeline Company
Ratio of Earnings to Fixed Charges

                                                Year ended December 31,
                                                    1997        1998
                                                (Dollars in Thousands)
Earnings

Income before income taxes                          $42,906     $42,831
Plus debt expense                                    13,536      14,456
Plus allowance for borrowed
   funds used during construction                       210         625
Plus interest portion of rental expense                 261         342
                                                    $56,913     $58,254

Fixed Charges

Debt expense                                        $13,536     $14,456
Plus allowance for borrowed
   funds used during construction                       210         625
Plus interest portion of rental expense                 261         342
                                                    $14,007     $15,423

Ratio of Earnings to Fixed Charges                     4.06        3.78